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               MTS Announces First Quarter 2010 Financial Results

Ra'anana, Israel -May 13, 2010 - MTS - Mer Telemanagement Solutions Ltd. (Nasdaq Capital Market: MTSL), a global provider of business support systems (BSS) for comprehensive telecommunication management, telecommunications expense management (TEM) solutions and customer care & billing (CC&B) solutions, today announced its financial results for the first quarter of 2010.

Revenues for the first quarter of 2010 were $2.9 million, compared with $2.8 million in revenues during the same quarter last year and revenues of $2.7 million in the fourth quarter of 2009.

The Company's operating profit was $33,000 in the first quarter of 2010 compared to an operating loss of $322,000 for the first quarter of 2009. Net loss for the first quarter was $2,000 or $(0.00) per diluted share, compared with a net loss of $264,000 or $(0.06) per diluted share in the first quarter of 2009. All numbers relating to our ordinary shares and earnings per share have been adjusted to reflect the reverse stock split that became effective on March 2, 2010.

"Our first quarter results were generally in line with our expectations for improved operating results. They reflect the focus we placed on improving our implementation processes while closely monitoring our overall costs," said Eytan Bar, CEO of MTS. "The Company sees market opportunities and is ready to leverage our solutions. NEC America recently launched a Telecom Expense Management services powered by our AnchorPoint solution and in addition we became a Gold partner with Panasonic Communications for our call accounting solution. These two partnerships reflect our strategy to grow our Telecom Expense Management activity through business partners. In addition, we successfully implemented an MVNO billing solution in a managed services model for a client in the U.S." concluded Mr. Bar.

The Company also announces today that Mr. Lior Salansky has determined to resign from his position as president of the Company to pursue other business opportunities. Mr. Salansky will continue to contribute his experience in his role as a director of the Company.

About MTS

Mer Telemanagement Solutions Ltd. (MTS) is a worldwide provider of innovative solutions for comprehensive telecommunications expense management (TEM) used by enterprises, and for business support systems (BSS) used by information and telecommunication service providers.

Since 1984, MTS Telecommunications' expense management solutions have been used by thousands of enterprises and organizations to ensure that their telecommunication services are acquired, provisioned, and invoiced correctly. In addition, the MTS's Application Suite has provided customers with a unified view of telecommunication usage, proactive budget control, personal call management, employee cost awareness and more.

AnchorPoint TEM solutions enable enterprises to gain visibility and control of strategic assets that drive key business processes and crucial competitive advantage. The AnchorPoint's software, consulting and managed services solutions -- including integrated Invoice, Asset, and Usage Management and Business Analytics tools -- provide professionals at every level of the organization with rapid access to concise, actionable data.

MTS's solutions for Information and Telecommunication Service Providers are used worldwide by wireless and wireline service providers for interconnect billing, partner revenue management and for charging and invoicing their customers. MTS has pre-configured solutions to support emerging carriers of focused solutions (e.g. IPTV, VoIP, WiMAX, MVNO) to rapidly install a full-featured and scaleable solution.

Headquartered in Israel, MTS markets its solutions through wholly owned subsidiaries in the United States, Hong Kong and The Netherlands as well as through OEM partnerships with Siemens, Phillips, NEC and other vendors. MTS shares are traded on the NASDAQ Capital Market (symbol MTSL). For more information please visit the MTS web site: www.mtsint.com.

Certain matters discussed in this news release are forward-looking statements that involve a number of risks and uncertainties including, but not limited to, risks in product development plans and schedules, rapid technological change, changes and delays in product approval and introduction, customer acceptance of new products, the impact of competitive products and pricing, market acceptance, the lengthy sales cycle, proprietary rights of the Company and its competitors, risk of operations in Israel, government regulations, dependence on third parties to manufacture products, general economic conditions and other risk factors detailed in the Company's filings with the United States Securities and Exchange Commission.

Contacts:
Company:
--------

Alon Mualem
CFO
Tel: +972-9-7777-540
Email: Alon.Mualem@mtsint.com

CONSOLIDATED BALANCE SHEETS
--------------------------------------------------------------------------------
U.S. dollars in thousands


                                                                 March 31,       December 31,
                                                             ---------------   ---------------
                                                                   2010              2009
                                                             ---------------   ---------------
    ASSETS

                                CURRENT ASSETS:
  Cash and cash equivalents                                  $         1,923   $         2,173
  Restricted marketable securities                                       243               227
  Trade receivables, net                                                 567               771
  Unbilled receivables                                                    55                10
  Other accounts receivable and prepaid expenses                         304               376
  Inventories                                                             44                39
                                                             ---------------   ---------------

Total current assets                                                   3,136             3,596
----                                                         ---------------   ---------------

LONG-TERM ASSETS:
  Severance pay fund                                                     774               767
  Other investments                                                       30                31
  Deferred income taxes                                                   35                35
                                                             ---------------   ---------------

Total long-term assets                                                   839               833
-----                                                        ---------------   ---------------

PROPERTY AND EQUIPMENT, NET                                              145               175
                                                             ---------------   ---------------

OTHER ASSETS:
  Goodwill                                                             3,479             3,479
  Other intangible assets, net                                         1,705             1,807
                                                             ---------------   ---------------

Total other assets                                                     5,184             5,286
-----                                                        ---------------   ---------------

Total assets                                                 $         9,304   $         9,890
-----                                                        ===============   ===============

CONSOLIDATED BALANCE SHEETS
--------------------------------------------------------------------------------
U.S. dollars in thousands (except share and per share data)


                                                 March 31,        December 31,
                                             ---------------    ---------------
                                                   2010              2009
                                             ---------------    ---------------
    LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
  Trade payables                             $           331    $           432
  Accrued expenses and other liabilities               2,246              2,531
  Deferred revenues                                    2,541              2,741
                                             ---------------    ---------------

Total current liabilities                              5,118              5,704
-----                                        ---------------    ---------------

LONG-TERM LIABILITIES -
  Accrued severance pay                                1,053              1,071
                                             ---------------    ---------------

COMMITMENTS AND CONTINGENT LIABILITIES

SHAREHOLDERS' EQUITY:
  Share capital                                           13                 13
  Additional paid-in capital                          19,577             19,577
  Treasury shares                                        (29)               (29)
  Accumulated other comprehensive income                  13                 23

  Accumulated deficit                                (16,471)           (16,469)
                                             ---------------    ---------------

Total shareholders' equity                             3,133              3,115
-----                                        ---------------    ---------------

Total liabilities and shareholders' equity   $         9,304    $         9,890
-----                                        ===============    ===============

CONSOLIDATED STATEMENTS OF OPERATIONS
--------------------------------------------------------------------------------
U.S. dollars in thousands (except share and per share data)


                                                                             Three months ended
                                                                                  March 31,
                                                                     ----------------------------------
                                                                           2010              2009
                                                                     ---------------    ---------------
Revenues:
  Product sales                                                      $         1,117    $         1,299
  Services                                                                     1,761              1,493
                                                                     ---------------    ---------------

Total revenues                                                                 2,878              2,792
-----                                                                ---------------    ---------------

Cost of revenues:
  Product sales                                                                  404                474
  Services                                                                       844                465
                                                                     ---------------    ---------------

Total cost of revenues                                                         1,248                939
-----                                                                ---------------    ---------------

Gross profit                                                                   1,630              1,853
                                                                     ---------------    ---------------

Operating expenses:
  Research and development, net of grants from the OCS                           325                520
  Selling and marketing                                                          437                777
  General and administrative                                                     835                878
                                                                     ---------------    ---------------

Total operating expenses                                                       1,597              2,175
-----                                                                ---------------    ---------------

Operating income (loss)                                                           33               (322)
Financial income (expenses), net                                                 (33)                58
                                                                     ---------------    ---------------

Loss before taxes on income                                                       --               (264)
Tax on income, net                                                                (2)                --
                                                                     ---------------    ---------------

Net loss                                                             $            (2)   $          (264)
                                                                     ===============    ===============

Net loss per share:

Basic and diluted net loss per Ordinary share                        $         (0.00)   $         (0.06)
                                                                     ===============    ===============

Weighted average number of Ordinary shares used in computing basic
   and diluted net loss per share                                          4,458,976          4,458,976
                                                                     ===============    ===============